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                                                                  EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Base Ten Systems, Inc.
Trenton, New Jersey 08619

We consent to the incorporation by reference in the Registration Statements No. 33-89712, No. 33-60454, No. 33-55752, No. 333.721; No. 33-21925 and Amendment
No. 1 to Registration Statement No. 2-84451 of Base Ten Systems, Inc. and Subsidiaries on Form S-8 and the Registration Statement No. 33-89710, No. 333-719, No. 333-34159, and No. 333-31335 of Base Ten Systems, Inc. and
Subsidiaries on Form S-3 of our report dated February 6, 1998, appearing in this annual report on Form 10-K of Base Ten Systems, Inc. and Subsidiaries for the year ended October 31, 1997.


DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 9, 1998